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                                                                    EXHIBIT 11.1


                        International Network Services
               Statement of Computation of Net Income Per Share
                                 Exhibit 11.1
                     (in thousands, except per share data)
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                                                                                            Three months ended    Six months ended
                                                                                                December 31,          December 31,
                                                                                              -----------------   -----------------

                                                                                               1996        1995      1996      1995
                                                                                              -------   -------   -------   -------
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Weighted average common shares outstanding                                                     31,404     8,394    22,235     8,394

Weighted average common equivalent shares from Mandatorily
  Redeemable Convertible Preferred Stock and warrants
  calculated using the if-converted and treasury stock methods                                      -    16,986     7,394    16,892

Weighted average common equivalent shares from stock options
  and warrants calculated using the treasury stock method                                       2,339     2,569     1,662     2,564

Common equivalent shares from common shares issued and stock options granted within twelve months of the intial public offering,
  included pursuant to Staff Accounting Bulletin No. 83                                             -     2,634     1,143     2,634

                                                                                              -------   -------   -------   -------

Shares used to compute net income per share                                                    33,743    30,583    32,434    30,484
                                                                                              =======   =======   =======   =======

Net income                                                                                    $ 1,834   $   753   $ 3,017   $ 1,329

Net income per share                                                                          $  0.05   $  0.02   $  0.09   $  0.04

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